For Immediate Release

Level One Bancorp, Inc. reports third quarter 2020 net income of $5.2 million, representing $0.67 diluted earnings per common share

Farmington Hills, MI – October 30, 2020 – Level One Bancorp, Inc. (“Level One”) (Nasdaq: LEVL) today reported financial results for the third quarter of 2020, which included net income of $5.2 million, or $0.67 diluted earnings per common share. This compares to net income of $2.7 million, or $0.35 diluted earnings per common share, in the preceding quarter and $4.4 million, or $0.56 diluted earnings per common share, in the third quarter of 2019.

Patrick J. Fehring, President and Chief Executive Officer of Level One, commented, "We are pleased to report strong third quarter operating results despite being faced with the challenges of the COVID-19 pandemic. The third quarter revenue reflects the significant and continuing growth in our residential mortgage banking business, which experienced an increase in mortgage banking revenue of $1.4 million, or 25.05%, over the previous quarter. This increase is due to the continued low interest rate environment, the dedicated efforts of our team members, as well as management leveraging efficiencies in the production process to meet the unprecedented demand. Level One originated $206.8 million of residential mortgage loans during the three months ended September 30, 2020, compared to $203.6 million originated in the second quarter of 2020. Also during the quarter, our efficiency ratio declined to 58.81%, compared to 62.79% for the preceding quarter, mainly driven by the increase in mortgage banking activities included in noninterest income."

He continued, "Loan portfolio growth was solid in the third quarter with loans increasing 1.57%, and deposits increased 6.70%. To supplement its already well-capitalized financial position, the Company issued $25.0 million in Depository Shares representing interests in 7.50% Non-Cumulative Perpetual Preferred Stock in August. This additional capital will be available to the Company to support growth, increased investments, and acquisitions."

Commenting on credit quality, Mr. Fehring stated, “While net chargeoffs in the third quarter of 2020 were nominal at $78 thousand, we believe it was prudent to record a provision of $4.3 million for the quarter. This provision expense reflects the uncertainty of forecasted economic conditions as businesses and individuals face impacts of the pandemic. Overall, management believes the Bank’s reserves are appropriate, and we will continue to be diligent in our review of credit as circumstances related to the pandemic unfold.”

Mr. Fehring concluded, "I am very proud of the Level One team for their great efforts during the past two quarters in assisting our clients during these challenging times. As of September 30, 2020, Level One had $392.5 million of Paycheck Protection Program ("PPP") loans outstanding to more than 2,000 small and mid-sized businesses. Approximately 40% of these PPP loans are to new clients, which provides us an opportunity for future growth. We will continue to monitor the COVID-19 pandemic and evaluate the impact that it could have on our customers and our team members."

Third Quarter 2020 Highlights

•Net income of $5.2 million increased 92.6% from $2.7 million in the preceding quarter
•Diluted earnings per common share of $0.67 increased 91.43% compared to $0.35 in the preceding quarter, and 19.64% compared to $0.56 in the third quarter of 2019

•Net interest margin, on a fully taxable equivalent ("FTE") basis, was 2.80%, compared to 2.98% in the preceding quarter
•Noninterest income increased $1.3 million to $9.1 million in the third quarter of 2020, compared to $7.8 million in the preceding quarter
•Provision for loan loss decreased to $4.3 million of provision expense in the third quarter of 2020, compared to $5.6 million provision expense in the preceding quarter
•Total assets decreased 3.75% to $2.45 billion at September 30, 2020, compared to $2.54 billion at June 30, 2020
•Total loans increased 1.57% to $1.84 billion at September 30, 2020, compared to $1.82 billion at June 30, 2020
•Total deposits increased 6.70% to $1.94 billion at September 30, 2020, compared to $1.82 billion at June 30, 2020
•Book value per common share increased 3.22% to $24.06 per common share at September 30, 2020, compared to $23.31 per common share at June 30, 2020
•Tangible book value per common share increased 3.59% to $18.74 per common share at September 30, 2020, compared to $18.09 per common share at June 30, 2020

Net Interest Income and Net Interest Margin

Level One's net interest income increased $364 thousand, or 2.24%, to $16.6 million in the third quarter of 2020, compared to $16.2 million in the preceding quarter, and increased $3.6 million, or 27.79%, compared to $13.0 million in the third quarter of 2019.

Level One’s net interest margin, on a FTE basis, was 2.80% in the third quarter of 2020, compared to 2.98% in the preceding quarter and 3.59% in the third quarter of 2019. This decrease in the net interest margin compared to the preceding quarter and third quarter of 2019 was primarily a result of lower yields across most interest-earning assets, mostly reflecting the impact of lower interest rates. Average loan yield decreased 36 basis points to 3.98% for the third quarter of 2020, compared to 4.34% for the preceding quarter, and decreased 143 basis points from 5.41% for the third quarter of 2019, primarily due to the target federal funds rate dropping 150 basis points in March 2020 in response to the COVID-19 pandemic health crisis, as well as decreasing 75 basis points in the second half of 2019. Another contributing factor to the decrease in loan yields was the impact of the PPP loans originated during the second and third quarters of 2020, which had a yield of 2.99%, net of deferred fees/costs, compared to the non-PPP loans, which had a yield of 4.60%. The decrease in loan yields was accompanied by a corresponding decrease in the cost of funds, which declined 21 basis points to 0.88% in the third quarter of 2020, compared to 1.09% in the preceding quarter and decreased 110 basis points from 1.98% in the third quarter of 2019. Finally, during the third quarter of 2020, our average cash balances of $259.3 million, which resulted primarily from excess funding under the Paycheck Protection Program Liquidity Facility ("PPPLF"), earned 0.12%, which negatively affected the net interest margin.

Noninterest Income

Level One's noninterest income increased $1.3 million, or 17.15%, to $9.1 million in the third quarter of 2020, compared to $7.8 million in the preceding quarter, and increased $5.2 million, or 134.78%, compared to $3.9 million in the third quarter of 2019. The increase in noninterest income compared to the preceding quarter was primarily attributable to an increase of $1.4 million in mortgage banking activities and an increase of $309 thousand in other charges and fees, partially offset by a decrease of $465 thousand in net gains on sales of investment securities. The increase in the mortgage banking activities income compared to the second quarter of 2020 was primarily due to $54.9 million higher residential loan originations held for sale as a result of low interest rates continuing during the third quarter of 2020. The increase in other charges and fees was primarily due to an increase in interest rate swap fees partially offset by lower gains on sale of other real estate owned. The decrease in net gain on sales of investment securities was due to fewer sales of investment securities during the third quarter of 2020.

The increase in noninterest income year over year was primarily due to increases of $4.8 million in mortgage banking activities and $283 thousand in net gains on sales of investment securities. The increase in mortgage banking activities compared to the third quarter of 2019 was primarily due to $98.2 million higher residential loan originations held for sale and $66.9 million higher residential loans sold primarily as a result of higher volumes caused by the lower rate environment. The increase in net gain on sales of securities was due to higher gains realized on securities sold in the third quarter of 2020 than those sold in the third quarter of 2019.

Noninterest Expense

Level One's noninterest expense remained flat at $15.1 million in the third quarter of 2020, compared to the preceding quarter, and increased $3.6 million, or 31.09%, compared to $11.5 million in the third quarter of 2019. The increase in noninterest expense year over year was mainly attributable to increases of $2.3 million in salary and employee benefits, $475 thousand in occupancy and equipment expense, $417 thousand in FDIC expense (included in "other expense" on the income statement), $343 thousand in professional fees, $183 thousand in data processing expense, and $163 thousand in core deposit premium amortization. These increases were partially offset by a decrease of $302 thousand in acquisition and due diligence fees. The increase in salary and employee benefits between the periods was primarily due to an increase of $1.6 million in mortgage commissions expense as well as an increase of 37 full-time equivalent employees, mainly attributable to the acquisition of Ann Arbor State Bank as well as organic growth. The increase in occupancy and equipment expense was primarily attributable to increased building rent and other expenses related to the addition of the three new branches acquired with Ann Arbor State Bank, as well as organic growth in the organization. The increase in FDIC premium expense was primarily due to the increase in assets related to the acquisition of Ann Arbor State Bank in addition to credits received during the third quarter of 2019. The increase in professional service fees was primarily related to increased residential mortgage volumes as well as increased legal fees. The increase in data processing expense was due to increased costs of loan systems. As a result of the acquisition, the Company recorded $3.7 million of core deposit premiums, leading to the increased amortization expense on core deposit intangibles compared to the same period in the prior year. The decrease in acquisition and due diligence fees was primarily due to the majority of expenses related to the merger with Ann Arbor State Bank being incurred from the third quarter of 2019 to the first quarter of 2020.

The efficiency ratio, which is a measure of operating expenses as a percentage of net interest income and noninterest income, for the third quarter of 2020 was 58.81%, compared to 62.79% for the preceding quarter and 68.50% in the third quarter of 2019. The decrease in the efficiency ratio year over year was primarily driven by the $4.8 million increase in mortgage banking activities included in noninterest income explained above.

Income Tax Expense

Level One's income tax provision was $1.1 million, or 17.66% of pretax income, in the third quarter of 2020, as compared to $643 thousand, or 19.11% of pretax income, in the preceding quarter and $914 thousand, or 17.17% of pretax income, in the third quarter of 2019. The increase in income tax provision compared to the preceding quarter and year over year was primarily as a result of increased income before income taxes.

Investment Securities

The investment securities portfolio grew $36.4 million, or 16.74%, to $253.5 million at September 30, 2020, from $217.2 million at June 30, 2020, and up $48.3 million, or 23.53%, from $205.2 million at September 30, 2019. The increase in the investment securities portfolio compared to June 30, 2020 was primarily due to the purchase of $44.5 million of investment securities, offset in part by $6.4 million of sales, calls, or maturity of investment securities. The increase in the investment securities compared to September 30, 2019 was primarily due to the acquisition of Ann Arbor State Bank, which contributed $47.4 million of investment securities, with additional organic growth and sales of investment securities since the completion of the merger in January 2020.

Loan Portfolio

Total loans were $1.84 billion at September 30, 2020, an increase of $28.5 million, or 1.57%, from $1.82 billion at June 30, 2020, and up $675.0 million, or 57.74%, from $1.17 billion at September 30, 2019. The growth in total loans compared to June 30, 2020 was primarily due to organic growth in our commercial loan portfolio as well as our residential real estate loan portfolio, $3.9 million of which were PPP loans. The growth in total loans compared to September 30, 2019 was primarily due to $392.5 million of PPP loans that were originated during the second and third quarters of 2020. The acquisition of Ann Arbor State Bank also contributed $224.1 million of loans as of the merger date of January 2, 2020. In addition to the PPP loans and the acquired loan portfolio, we had $117.7 million of organic loan growth in our commercial loan portfolio and our residential real estate loan portfolio. The loan growth mentioned above was partially offset by $59.3 million of loan runoff during the nine months ended September 30, 2020.

Deposits

Total deposits were $1.94 billion at September 30, 2020, an increase of $122.1 million, or 6.70%, from $1.82 billion at June 30, 2020, and increased $748.9 million, or 62.69%, from $1.19 billion at September 30, 2019. The increase in deposits compared to June 30, 2020 was primarily due to organic growth in our money market and savings deposits. The growth in deposits compared to September 30, 2019 was primarily due to $484.1 million of organic deposit growth. In addition, the acquisition of Ann Arbor State Bank contributed $264.8 million in deposits as of the merger date of January 2, 2020. Total deposit composition at September 30, 2020 consisted of 38.48% of demand deposit accounts, 30.64% of savings and money market accounts and 30.88% of time deposits.

Borrowings

Total debt outstanding was $261.4 million at September 30, 2020, a decrease of $238.2 million, or 47.68%, from $499.6 million at June 30, 2020, and an increase of $134.6 million, or 106.09%, from $126.8 million at September 30, 2019. The decrease in debt outstanding compared to June 30, 2020 was primarily due to a decrease of $236.3 million in Federal Reserve Bank ("FRB") borrowings, with $34.1 million remaining outstanding at the FRB under the PPPLF. The increase in total borrowings compared to September 30, 2019 was primarily due to increases of $81.0 million in long-term FHLB advances, $34.1 million in FRB borrowings, and $30.0 million in subordinated notes, partially offset by a decrease of $10.0 million in fed funds sold. The increase in debt outstanding, as well as the issuance of new subordinated notes during the fourth quarter of 2019 reflected management's efforts to fund the liquidity needs of Level One.

Asset Quality

Nonaccrual loans were $19.3 million, or 1.04% of total loans, at September 30, 2020, an increase of $11.0 million from nonaccrual loans of $8.3 million, or 0.46% of total loans, at June 30, 2020, and an increase of $7.8 million from nonaccrual loans of $11.5 million, or 0.98% of total loans, at September 30, 2019. The increase in nonaccrual loans compared to the preceding quarter was primarily due to five commercial loan relationships and two residential loan relationships totaling $11.4 million moving to nonaccrual status. The increase in nonaccrual loans year over year was primarily due to the same factors mentioned in the preceding sentence, partially offset by $1.1 million of nonaccrual loans transferred to other real estate owned and $914 thousand of nonaccrual loans paid down or charged off.

Level One had no other real estate owned assets at September 30, 2020, compared to $61 thousand at June 30, 2020 and $373 thousand at September 30, 2019. Nonperforming assets, consisting of nonaccrual loans and other real estate owned, as a percentage of total assets were 0.79% at September 30, 2020, compared to 0.33% at June 30, 2020, and 0.78% at September 30, 2019.

Performing troubled debt restructured loans, which are not reported as nonaccrual loans but rather as part of impaired loans, were $1.1 million at September 30, 2020 and June 30, 2020, and $914 thousand at September 30, 2019. Loans to borrowers who are in financial difficulty and who have been granted concessions that may include interest rate reductions, forbearance agreements, and principal deferral or reduction, are categorized as troubled debt restructured loans. In accordance with bank regulatory guidance, troubled debt restructurings do not include short-term modifications made on a good-faith basis in response to the COVID-19 pandemic to borrowers who were current prior to any relief.

Net chargeoffs in the third quarter of 2020 were $78 thousand, or 0.02% of average loans on an annualized basis, compared to $1.5 million of net chargeoffs, or 0.34% of average loans on an annualized basis, for the preceding quarter and $30 thousand of net chargeoffs, or 0.01% of average loans on an annualized basis, in the third quarter of 2019. The decrease in net chargeoffs during the third quarter of 2020 compared to the second quarter of 2020 was due primarily to a $1.3 million chargeoff during the second quarter of 2020 on a $7.9 million nonaccrual loan relationship that was subsequently sold.

Level One's provision for loan losses in the third quarter of 2020 was a provision expense of $4.3 million, compared to $5.6 million of provision expense in the preceding quarter and a provision benefit of $16 thousand in the third quarter of 2019. The decrease in the provision expense quarter over quarter was primarily due to a $1.4 million decrease in net chargeoffs and a slight decrease in both general reserves and reserves on purchase credit impaired loans, partially offset by a new $498 thousand specific reserve on one commercial loan relationship. The increase in the provision expense year over year was primarily due to an increase in general reserves of $3.3 million as a result of the uncertainty surrounding the impact of the COVID-19 pandemic on the loan portfolio, as well as a $794 thousand increase in specific reserves. The Company will continue to evaluate the fluid situation in regard to the COVID-19 pandemic and will take further action to appropriately record additional provision for loan losses should there be any indications of a decrease in the credit quality of our portfolio as a result of the COVID-19 pandemic.

The allowance for loan losses was $21.3 million, or 1.15% of total loans, at September 30, 2020, compared to $17.1 million, or 0.94% of total loans, at June 30, 2020, and $12.3 million, or 1.05% of total loans, at September 30, 2019. Excluding $392.5 million and $388.3 million of PPP loans, the allowance for loan losses as a percentage of total loans was 1.46% in the third quarter of 2020, compared to 1.20% in the preceding quarter (See section entitled "GAAP Reconciliation of Non-GAAP Financial Measures" for further details). The allowance for loan losses as a percentage of total loans increased as a result of the uncertainty surrounding the impact of the COVID-19 pandemic on the loan portfolio. As of September 30, 2020, the allowance for loan losses as a percentage of nonaccrual loans was 110.32%, compared to 206.37% at June 30, 2020, and 107.46% at September 30, 2019. The Company will re-evaluate the appropriateness of the allowance for loan losses in future quarters as needed.

Capital

Total shareholders’ equity was $209.5 million at September 30, 2020, an increase of $29.2 million, or 16.20%, compared with $180.3 million at June 30, 2020, primarily as a result of the issuance of preferred stock in the third quarter of 2020. Total shareholders' equity increased $41.5 million, or 24.71%, from $168.0 million at September 30, 2019 attributable to the issuance of preferred stock in the third quarter of 2020 as well as an increase in retained earnings.

Recent Developments

Third Quarter Common Stock Dividend: On September 16, 2020, Level One’s Board of Directors declared a quarterly cash dividend of $0.05 per share. This dividend was paid on October 15, 2020, to stockholders of record at the close of business on September 30, 2020.

Preferred Stock Public Offering and First Cash Dividend: On August 10, 2020, the Company sold 1,000,000 depositary shares, each representing 1/100th interest in a share of 7.50% Non-Cumulative Perpetual Preferred Stock, Series B. The

aggregate offering price for the shares sold by the Company was $25.0 million, and after deducting $1.6 million of underwriting discounts and offering expenses paid to third parties, the Company received total net proceeds of $23.4 million.

On October 21, 2020, Level One’s Board of Directors declared a quarterly cash dividend of $47.92 per share on its 7.50% Non-Cumulative Preferred Stock, Series B. Holders of depositary shares will receive $0.4792 per depositary share. The dividend is payable on November 15, 2020, to shareholders of record at the close of business on October 31, 2020.

Level One's Response to the COVID-19 Pandemic: Level One has taken comprehensive steps to help our customers, team members and communities during the current COVID-19 pandemic health crisis. For our customers, we have provided loan payment deferrals and offered fee waivers, among other actions. Through September 30, 2020, we have helped our consumer and small business customers by deferring loan payments and waiving fees on $416.3 million of non-PPP loans ($388.9 million of commercial balances and $27.4 million of consumer balances). As of September 30, 2020, we had $16.3 million of loans that had an outstanding payment deferral. To support our communities, we have made charitable donations, including one to a local health system, in order to help support the frontline workers impacted by the COVID-19 pandemic.

We are continuing to enable the vast majority of our main office team members to work remotely each day. We have also taken significant actions to help ensure the safety of our team members whose roles require them to come into the office, which includes the development, implementation and communication of a comprehensive return to office plan. In addition, while our branches have reopened to serve our clients, we will continue to be diligent in our efforts to follow all CDC guidelines in order to ensure the health and safety of our clients and team members. We will continue to evaluate this fluid situation and take additional actions as necessary.

About Level One Bancorp, Inc.

Level One Bancorp, Inc. is the holding company for Level One Bank, a full-service commercial and consumer bank headquartered in Michigan with assets of approximately $2.45 billion as of September 30, 2020. It operates sixteen banking centers throughout southeast Michigan and west Michigan. Level One Bank's success has been recognized both locally and nationally as the U.S. Small Business Administration's (SBA) "Community Lender of the Year" and "Export Finance Lender of the Year" and one of S&P Global's Top 10 "Best-Performing Community Banks" in the nation. Level One's commercial division provides a menu of products including lines of credit, term loans, leases, commercial mortgages, SBA loans, export-import financing, and a full suite of treasury management and private banking services. The consumer division offers personal savings and checking accounts and a complete array of consumer loan products including residential mortgages, home equity loans, auto loans, and credit card services. Level One Bank offers a variety of online banking services and a robust mobile banking application for individuals and businesses. Level One Bank offers the sophistication of a big bank, the heart of a community bank, and the spirit of an entrepreneur. For more information, visit www.levelonebank.com.

Forward-Looking Statements

This release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect management’s current views of future events and operations. These forward-looking statements are based on the information currently available to the Company as of the date of this release. Forward-looking statements generally can be identified by the use of forward-looking terminology such as "will," "propose," "may," "plan," "seek," "expect," "intend," "estimate," "anticipate," "believe," "continue" or similar technology. It is important to note that these forward-looking statements are not guarantees of future performance and involve risk and uncertainties, including, but not limited to, the effects of the COVID-19 pandemic, including its potential effects on the economic environment, our customers and our operations, as well as any changes to federal, state or local government laws, regulations or orders in connection with the pandemic, the ability of the Company to implement its strategy and expand its lending operations, changes in interest rates and other general economic, business and political conditions, including changes in the financial markets, changes in benchmark interest rates used to price loans and deposits including the expected elimination of LIBOR, as well as other risks described in the Company's filings with the Securities and Exchange Commission. The Company does not undertake any obligation to update or revise any forward-looking statements to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.

Media Contact:	Investor Relations Contact:
Nicole Ransom	Peter Root
(248) 538-2183	(248) 538-2186

Summary Consolidated Financial Information
(Unaudited)	As of or for the three months ended,
(Dollars in thousands, except per share data)	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019
Earnings Summary
Interest income	$20,245	$20,396	$19,817	$17,366	$17,983
Interest expense	3,648	4,163	4,997	4,458	4,995
Net interest income	16,597	16,233	14,820	12,908	12,988
Provision (benefit) for loan losses	4,270	5,575	489	548	(16)
Noninterest income	9,125	7,789	4,690	4,590	3,858
Noninterest expense	15,126	15,083	14,562	11,295	11,539
Income before income taxes	6,326	3,364	4,459	5,655	5,323
Income tax provision	1,117	643	349	975	914
Net income	$5,209	$2,721	$4,110	$4,680	$4,409
Net income allocated to participating securities	40	19	47	50	45
Net income attributable to common shareholders	$5,169	$2,702	$4,063	$4,630	$4,364
Per Share Data
Basic earnings per common share	$0.68	$0.35	$0.53	$0.60	$0.57
Diluted earnings per common share	0.67	0.35	0.53	0.60	0.56
Diluted earnings per common share, excluding acquisition and due diligence fees (1)	0.67	0.37	0.68	0.63	0.60
Book value per common share	24.06	23.31	22.74	22.13	21.77
Tangible book value per common share (1)	18.74	18.09	17.54	20.86	20.51
Preferred shares outstanding (in thousands)	10	—	—	—	—
Common shares outstanding (in thousands)	7,734	7,734	7,731	7,715	7,714
Average basic common shares (in thousands)	7,675	7,676	7,637	7,632	7,721
Average diluted common shares (in thousands)	7,712	7,721	7,738	7,747	7,752
Selected Period End Balances
Total assets	$2,446,447	$2,541,696	$1,936,823	$1,584,899	$1,509,463
Securities available-for-sale	253,527	217,172	230,671	180,905	205,242
Total loans	1,843,888	1,815,353	1,466,407	1,227,609	1,168,923
Total deposits	1,943,435	1,821,351	1,470,608	1,135,428	1,194,542
Total liabilities	2,236,979	2,361,437	1,761,055	1,414,196	1,341,495
Total shareholders' equity	209,468	180,259	175,768	170,703	167,968
Total common shareholders' equity	186,098	180,259	175,768	170,703	167,968
Tangible common shareholders' equity (1)	144,963	139,913	135,578	160,940	158,250
Performance and Capital Ratios
Return on average assets (annualized)	0.83%	0.46%	0.87%	1.23%	1.16%
Return on average equity (annualized)	10.48	6.02	9.40	10.98	10.58
Net interest margin (fully taxable equivalent)(2)	2.80	2.98	3.42	3.56	3.59
Efficiency ratio (noninterest expense/net interest income plus noninterest income)	58.81	62.79	74.64	64.55	68.50
Dividend payout ratio	7.41	14.22	7.52	6.60	7.03
Total shareholders' equity to total assets	8.56	7.09	9.08	10.77	11.13
Tangible common equity to tangible assets (1)	6.03	5.59	7.15	10.22	10.55
Common equity tier 1 to risk-weighted assets	8.83	8.76	8.10	11.72	11.73
Tier 1 capital to risk-weighted assets	10.31	8.76	8.10	11.72	11.73
Total capital to risk-weighted assets	14.39	12.81	11.68	15.99	13.84
Tier 1 capital to average assets (leverage ratio)	7.17	6.21	7.08	10.41	10.12
Asset Quality Ratios:
Net charge-offs to average loans	0.02%	0.34%	0.05%	0.06%	0.01%
Nonperforming assets as a percentage of total assets	0.79	0.33	0.89	1.23	0.78
Nonaccrual loans as a percent of total loans	1.04	0.46	1.04	1.51	0.98
Allowance for loan losses as a percentage of total loans	1.15	0.94	0.89	1.03	1.05
Allowance for loan losses as a percentage of nonaccrual loans	110.32	206.37	85.32	68.40	107.46
Allowance for loan losses as a percentage of nonaccrual loans, excluding allowance allocated to loans accounted for under ASC 310-30	105.46	195.04	80.34	64.29	100.52
(1) See section entitled "GAAP Reconciliation of Non-GAAP Financial Measures" below.
(2) Presented on a tax equivalent basis using a 21% tax rate.

GAAP Reconciliation of Non-GAAP Financial Measures

    Some of the financial measures included in this report are not measures of financial condition or performance recognized by GAAP. These non-GAAP financial measures include tangible common shareholders' equity, tangible book value per common share and the ratio of tangible common equity to tangible assets, as well as net income and diluted earnings per common share excluding acquisition and due diligence fees. Our management uses these non-GAAP financial measures in its analysis of our performance, and we believe that providing this information to financial analysts and investors allows them to evaluate capital adequacy, as well as better understand and evaluate the Company’s core financial results for the periods in question.

    The following presents these non-GAAP financial measures along with their most directly comparable financial measure calculated in accordance with GAAP:

Tangible Common Shareholders' Equity, Tangible Common Equity to Tangible Assets Ratio and Tangible Book Value Per Share
	As of
(Dollars in thousands, except per share data)	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019
	(Unaudited)	(Unaudited)	(Unaudited)		(Unaudited)
Total shareholders' equity	$209,468	$180,259	$175,768	$170,703	$167,968
Less:
Preferred stock	23,370	—	—	—	—
Total common shareholders' equity	186,098	180,259	175,768	170,703	167,968
Less:
Goodwill	35,554	35,554	36,216	9,387	9,387
Other intangible assets, net	5,581	4,792	3,974	376	331
Tangible common shareholders' equity	$144,963	$139,913	$135,578	$160,940	$158,250

Common shares outstanding (in thousands)	7,734	7,734	7,731	7,715	7,714
Tangible book value per common share	$18.74	$18.09	$17.54	$20.86	$20.51

Total assets	$2,446,447	$2,541,696	$1,936,823	$1,584,899	$1,509,463
Less:
Goodwill	35,554	35,554	36,216	9,387	9,387
Other intangible assets, net	5,581	4,792	3,974	376	331
Tangible assets	$2,405,312	$2,501,350	$1,896,633	$1,575,136	$1,499,745

Tangible common equity to tangible assets	6.03%	5.59%	7.15%	10.22%	10.55%

Adjusted Income and Diluted Earnings Per Share
	Three months ended
(Dollars in thousands, except per share data)	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019
	(Unaudited)	(Unaudited)	(Unaudited)		(Unaudited)
Net income, as reported	$5,209	$2,721	$4,110	$4,680	$4,409
Acquisition and due diligence fees	17	176	1,471	220	319
Income tax benefit (1)	(4)	(34)	(295)	(26)	(25)
Net income, excluding acquisition and due diligence fees	$5,222	$2,863	$5,286	$4,874	$4,703

Diluted earnings per share, as reported	$0.67	$0.35	$0.53	$0.60	$0.56
Effect of acquisition and due diligence fees, net of income tax benefit	—	0.02	0.15	0.03	0.04
Diluted earnings per common share, excluding acquisition and due diligence fees	$0.67	$0.37	$0.68	$0.63	$0.60

(1) Assumes income tax rate of 21% on deductible acquisition expenses.

Allowance for Loan Loss as a Percentage of Total Loans, Excluding PPP Loans
	As of
(Dollars in thousands, except per share data)	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019
	(Unaudited)	(Unaudited)	(Unaudited)		(Unaudited)
Total loans	$1,843,888	$1,815,353	$1,466,407	$1,227,609	$1,168,923
Less:
PPP loans	392,521	388,264	—	—	—
Total loans, excluding PPP loans	$1,451,367	$1,427,089	$1,466,407	$1,227,609	$1,168,923

Allowance for loan loss	$21,254	$17,063	$12,989	$12,674	$12,307
Allowance for loan loss as a percentage of total loans	1.15%	0.94%	0.89%	1.03%	1.05%
Allowance for loan loss as a percentage of total loans, excluding PPP loans	1.46%	1.20%	0.89%	1.03%	1.05%

Consolidated Balance Sheets
(Unaudited)	As of
	September 30,	June 30,	September 30,
(Dollars in thousands)	2020	2020	2019
Assets
Cash and cash equivalents	$176,486	$364,112	$49,361
Securities available-for-sale	253,527	217,172	205,242
Other investments	14,398	12,398	8,325
Mortgage loans held for sale, at fair value	60,635	24,557	26,864
Loans:
Originated loans	1,603,893	1,558,955	1,093,694
Acquired loans	239,995	256,398	75,229
Total loans	1,843,888	1,815,353	1,168,923
Less: Allowance for loan losses	(21,254)	(17,063)	(12,307)
Net loans	1,822,634	1,798,290	1,156,616
Premises and equipment, net	15,646	15,882	13,427
Goodwill	35,554	35,554	9,387
Other intangible assets, net	5,581	4,792	331
Other real estate owned	—	61	373
Bank-owned life insurance	18,083	17,965	12,080
Income tax benefit	3,791	3,293	469
Interest receivable and other assets	40,112	47,620	26,988
Total assets	$2,446,447	$2,541,696	$1,509,463
Liabilities
Deposits:
Noninterest-bearing demand deposits	$632,427	$644,251	$322,069
Interest-bearing demand deposits	115,395	119,570	66,716
Money market and savings deposits	595,471	472,599	332,432
Time deposits	600,142	584,931	473,325
Total deposits	1,943,435	1,821,351	1,194,542
Borrowings	216,809	455,159	111,937
Subordinated notes	44,555	44,457	14,934
Other liabilities	32,180	40,470	20,082
Total liabilities	2,236,979	2,361,437	1,341,495
Shareholders' equity
Preferred stock, no par value per share; authorized-50,000 shares; issued and outstanding-10,000 shares at September 30, 2020 and 0 at June 30, 2020 and September 30, 2019	23,370	—	—
Common stock, no par value per share; authorized - 20,000,000 shares; issued and outstanding - 7,734,322 shares at September 30, 2020 and June 30, 2020, and 7,714,000 shares at September 30, 2019	89,409	89,175	89,206
Retained earnings	88,646	83,824	73,394
Accumulated other comprehensive income, net of tax	8,043	7,260	5,368
Total shareholders' equity	209,468	180,259	167,968
Total liabilities and shareholders' equity	$2,446,447	$2,541,696	$1,509,463

Consolidated Statements of Income
(Unaudited)	Three months ended			Nine months ended
	September 30,	June 30,	September 30,	September 30,	September 30,
(In thousands, except per share data)	2020	2020	2019	2020	2019
Interest income
Originated loans, including fees	$15,274	$15,317	$14,633	$44,630	$42,652
Acquired loans, including fees	3,456	3,642	1,501	11,187	4,895
Securities:
Taxable	652	594	857	1,930	2,773
Tax-exempt	613	670	588	1,894	1,728
Federal funds sold and other	250	173	404	817	1,034
Total interest income	20,245	20,396	17,983	60,458	53,082
Interest Expense
Deposits	2,323	2,884	4,478	9,039	13,216
Borrowed funds	693	643	261	1,866	960
Subordinated notes	632	636	256	1,903	759
Total interest expense	3,648	4,163	4,995	12,808	14,935
Net interest income	16,597	16,233	12,988	47,650	38,147
Provision expense (benefit) for loan losses	4,270	5,575	(16)	10,334	835
Net interest income after provision for loan losses	12,327	10,658	13,004	37,316	37,312
Noninterest income
Service charges on deposits	616	548	627	1,798	1,914
Net gain on sales of securities	434	899	151	1,862	151
Mortgage banking activities	7,108	5,684	2,352	15,380	5,788
Other charges and fees	967	658	728	2,564	1,768
Total noninterest income	9,125	7,789	3,858	21,604	9,621
Noninterest expense
Salary and employee benefits	9,862	9,598	7,536	28,090	21,642
Occupancy and equipment expense	1,678	1,567	1,203	4,773	3,575
Professional service fees	808	941	465	2,141	1,212
Acquisition and due diligence fees	17	176	319	1664	319
Marketing expense	257	230	379	709	843
Printing and supplies expense	89	173	78	398	250
Data processing expense	844	910	661	2,601	1,862
Core deposit premium amortization	192	192	29	576	117
Other expense	1,379	1,296	869	3,819	3,254
Total noninterest expense	15,126	15,083	11,539	44,771	33,074
Income before income taxes	6,326	3,364	5,323	14,149	13,859
Income tax provision	1,117	643	914	2,109	2,428
Net income	$5,209	$2,721	$4,409	$12,040	$11,431
Earnings per common share:
Basic earnings per common share	$0.68	$0.35	$0.57	$1.56	$1.48
Diluted earnings per common share	$0.67	$0.35	$0.56	$1.55	$1.46
Cash dividends declared per common share	$0.05	$0.05	$0.04	$0.15	$0.12
Weighted average common shares outstanding—basic	7,675	7,676	7,721	7,640	7,738
Weighted average common shares outstanding—diluted	7,712	7,721	7,752	7,701	7,776

Net Interest Income and Net Interest Margin
(Unaudited)	For the three months ended
	September 30, 2020			June 30, 2020			September 30, 2019
(Dollars in thousands)	Average Balance	Interest (1)	Average Rate (2)	Average Balance	Interest (1)	Average Rate (2)	Average Balance	Interest (1)	Average Rate (2)
Interest-earning assets:
Gross loans (3)	$1,871,164	$18,730	3.98%	$1,756,234	$18,959	4.34%	$1,182,764	$16,134	5.41%
Investment securities: (4)
Taxable	139,237	652	1.86	115,271	594	2.07	121,473	857	2.80
Tax-exempt	94,526	613	3.19	102,955	670	3.22	85,332	588	3.28
Interest earning cash balances	259,349	76	0.12	226,931	67	0.12	51,142	289	2.24
Other investments	12,419	174	5.57	12,398	106	3.44	8,325	115	5.48
Total interest-earning assets	$2,376,695	$20,245	3.41%	$2,213,789	$20,396	3.73%	$1,449,036	$17,983	4.96%
Non-earning assets:
Cash and due from banks	$27,571			$26,350			$23,103
Premises and equipment	15,791			16,300			13,228
Goodwill	35,554			36,209			9,387
Other intangible assets, net	4,980			4,297			347
Bank-owned life insurance	18,006			17,888			12,023
Allowance for loan losses	(17,321)			(13,081)			(12,241)
Other non-earning assets	55,899			52,153			27,145
Total assets	$2,517,175			$2,353,905			$1,522,028
Interest-bearing liabilities:
Interest-bearing demand deposits	$116,285	$65	0.22%	$115,176	$72	0.25%	$51,963	$63	0.48%
Money market and savings deposits	513,420	556	0.43	457,576	561	0.49	320,363	1,170	1.45
Time deposits	575,179	1,702	1.18	570,052	2,251	1.59	543,765	3,245	2.37
Borrowings	394,020	693	0.70	352,554	643	0.73	70,766	261	1.46
Subordinated notes	44,468	632	5.65	44,456	636	5.75	14,925	256	6.81
Total interest-bearing liabilities	$1,643,372	$3,648	0.88%	$1,539,814	$4,163	1.09%	$1,001,782	$4,995	1.98%
Noninterest-bearing liabilities and shareholders' equity:
Noninterest bearing demand deposits	$640,095			$603,552			$333,690
Other liabilities	34,846			29,750			19,804
Shareholders' equity	198,862			180,789			166,752
Total liabilities and shareholders' equity	$2,517,175			$2,353,905			$1,522,028
Net interest income		$16,597			$16,233			$12,988
Interest spread			2.53%			2.64%			2.98%
Net interest margin (5)			2.78			2.95			3.56
Tax equivalent effect			0.02			0.03			0.03
Net interest margin on a fully tax equivalent basis			2.80%			2.98%			3.59%
(1) Interest income is shown on actual basis and does not include taxable equivalent adjustments.
(2) Average rates and yields are presented on an annual basis and includes a taxable equivalent adjustment to interest income of $144 thousand, $154 thousand, and $118 thousand on tax-exempt securities for the three months ended September 30, 2020, June 30, 2020, and September 30, 2019, respectively, using a federal income tax rate of 21%.
(3) Includes nonaccrual loans.
(4) For presentation in this table, average balances and the corresponding average rates for investment securities are based upon historical cost, adjusted for amortization of premiums and accretion of discounts.
(5) Net interest margin represents net interest income divided by average total interest-earning assets.

	For the nine months ended
	September 30, 2020			September 30, 2019
(Dollars in thousands)	Average Balance	Interest (1)	Average Rate (2)	Average Balance	Interest (1)	Average Rate (2)
Interest-earning assets:
Gross loans (3)	$1,696,073	$55,817	4.40%	$1,157,837	$47,547	5.49%
Investment securities: (4)
Taxable	124,169	1,930	2.08	135,460	2,773	2.74
Tax-exempt	97,104	1,894	3.20	84,476	1,728	3.28
Interest earning cash balances	188,179	400	0.28	37,359	670	2.4
Other investments	12,401	417	4.49	8,325	364	5.85
Total interest-earning assets	$2,117,926	$60,458	3.84%	$1,423,457	$53,082	5.02%
Non-earning assets:
Cash and due from banks	$26,264			$24,075
Premises and equipment	16,195			13,252
Goodwill	35,894			9,387
Other intangible assets, net	4,420			383
Bank-owned life insurance	17,868			11,955
Allowance for loan losses	(14,387)			(11,950)
Other non-earning assets	47,714			18,642
Total assets	$2,251,894			$1,489,201
Interest-bearing liabilities:
Deposits:
Interest-bearing demand deposits	$112,579	$262	0.31%	$53,894	$180	0.45%
Money market and savings deposits	458,438	2,217	0.65	307,461	3,389	1.47
Time deposits	564,396	6,560	1.55	556,922	9,647	2.32
Borrowings	311,024	1,866	0.80	62,006	960	2.07
Subordinated notes	44,463	1,903	5.72	14,910	759	6.81
Total interest-bearing liabilities	$1,490,900	$12,808	1.15%	$995,193	$14,935	2.01%
Noninterest-bearing liabilities and shareholders' equity:
Noninterest bearing demand deposits	$546,066			$316,754
Other liabilities	30,047			17,048
Shareholders' equity	184,881			160,206
Total liabilities and shareholders' equity	$2,251,894			$1,489,201
Net interest income		$47,650			$38,147
Interest spread			2.69%			3.01%
Net interest margin (5)			3.01			3.58
Tax equivalent effect			0.03			0.03
Net interest margin on a fully tax equivalent basis			3.04%			3.61%
(1) Interest income is shown on actual basis and does not include taxable equivalent adjustments.
(2) Average rates and yields are presented on an annual basis and includes a taxable equivalent adjustment to interest income of $431 thousand and $347 thousand on tax-exempt securities for the nine months ended September 30, 2020 and September 30, 2019, respectively, using a federal income tax rate of 21%.
(3) Includes nonaccrual loans.
(4) For presentation in this table, average balances and the corresponding average rates for investment securities are based upon historical cost, adjusted for amortization of premiums and accretion of discounts.
(5) Net interest margin represents net interest income divided by average total interest-earning assets.

Loan Composition
(Unaudited)	As of
	September 30,	June 30,	March 31,	December 31,	September 30,
(Dollars in thousands)	2020	2020	2020	2019	2019
Commercial real estate:
Non-owner occupied	$460,708	$451,906	$450,694	$388,515	$369,284
Owner-occupied	269,481	273,577	278,216	216,131	196,497
Total commercial real estate	730,189	725,483	728,910	604,646	565,781
Commercial and industrial	807,923	790,353	469,227	410,228	404,130
Residential real estate	304,088	294,041	262,894	211,839	198,277
Consumer	1,688	5,476	5,376	896	735
Total loans	$1,843,888	$1,815,353	$1,466,407	$1,227,609	$1,168,923

Impaired Assets
(Unaudited)	As of
	September 30,	June 30,	March 31,	December 31,	September 30,
(Dollars in thousands)	2020	2020	2020	2019	2019
Nonaccrual loans
Commercial real estate	$7,022	$3,649	$3,721	$4,832	$5,043
Commercial and industrial	8,078	2,377	9,364	11,112	4,071
Residential real estate	4,151	2,226	2,124	2,569	2,339
Consumer	15	16	15	16	—
Total nonaccrual loans	19,266	8,268	15,224	18,529	11,453
Other real estate owned	—	61	2,093	921	373
Total nonperforming assets	19,266	8,329	17,317	19,450	11,826
Performing troubled debt restructurings
Commercial and industrial	550	549	541	547	553
Residential real estate	599	600	599	359	361
Total performing troubled debt restructurings	1,149	1,149	1,140	906	914
Total impaired assets	$20,415	$9,478	$18,457	$20,356	$12,740

Loans 90 days or more past due and still accruing	$552	$903	$437	$157	$157